KINGDOM VENTURES, INC. ANNOUNCES NEW BUSINESS INITIATIVE


On March 07, 2003, the Board of Directors of KINGDOM VENTURES, INC. (the "Company") approved a new business approach that brings together years of experience and initiatives. KINGDOM VENTURES, INC., previously known as "Legends of the Faith" had operated as a seller and distributor of Christian inspirational gift and apparel products. Today, the Company is excited to announce the official launch of its NEW INITIATIVE TO HELP CHURCHES AND THEIR PEOPLE TO GROW.

The Company aims to help faith-based organizations streamline their operations, raise additional money through various fund-raising activities, and provide technological solutions that transform small and medium-sized churches into state-of-the-art presentation centers. The Company's management helps churches focus on their core mission - building houses for God - by focusing on our core business: being their outsourced business experts

KINGDOM VENTURES' products and services have been instrumental in securing millions of dollars of additional funds for churches, Christian schools and other non-profit organizations. Instead of focusing on selling products, we now focus on helping churches grow. The Company anticipates accomplishing this new business focus through its newly created divisions, subsidiaries and affiliates.

MEDIA & AFFILIATES

     - IEXALT.COM Kingdom Ventures' recently acquired, wholly-owned online media property, has over 250,000 unique visitors per month. It is positioned to become a gateway between Christian ministries and businesses wanting to reach Christian consumers.

TOOLS & TECHNOLOGY

     - XTREME NOTEBOOKS, INC., a Kingdom Ventures' technology subsidiary, has positioned itself as the computer company for the Christian community. The company's primary products include notebook computers, projection equipment, and one of the hottest new products on the market - Tablet PC's.

INSPIRATIONAL GIFTS & APPAREL
     - KINGDOM FUNDRAISING helps non-profit organizations meet their funding needs, creating effective fundraising strategies for our clients, including both one-time product-driven fundraising events and long-term fundraising campaigns. We have recently added capital financial resources through our association with Security Church Finance.

     - YAHWEAR CLOTHING COMPANY, a division of Kingdom Ventures, provides high quality apparel for the Christian marketplace. Yahwear clothing line includes business casual, t-shirts, hats, visors and jackets. Yahwear clothing is sold at major Christian music festivals across the country, on the Internet and in various non-profit fundraising events.

     - KINGDOM GIFTS, a division of Kingdom Ventures, is the premier inspirational gift company for the faith-based community. Kingdom Gifts provides a one-stop shop for apparel, biblical collectibles, books, software, candles, scents, inspirational items, jewelry, videos, CDs and cassettes. Kingdom Gifts markets its products through fundraisers on behalf of non-profit organizations and directly to Christians around the world through the Internet. Kingdom Gifts are sold through www.iexaltmall.com and at www.kingdomgifts.com
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